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                                                                Exhibit 99

                   TELTREND INC. ANNOUNCES THE APPOINTMENT OF
                    SUSAN B. MAJOR TO ITS BOARD OF DIRECTORS

ST. CHARLES, IL, APRIL 28, 1997 - (NASDAQ: TLTN) On April 18, 1997, the Teltrend Inc. Board of Directors voted to increase the size of its Board of Directors from seven to eight directors and to appoint Susan B. Major to fill the new seat on the Board.

        Ms. Major is a vice president for A.T. Kearney Executive Search, a worldwide executive search company with its corporate headquarters in Chicago, Illinois. Prior to joining A.T. Kearney Executive Search, Ms. Major had extensive experience in the telecommunications industry. Most recently, Ms. Major served as the Director of Paging and Wireless Data for Ameritech Cellular Services, Inc. where she was responsible for the company's Paging and Wireless Data operations. Prior to that, Ms. Major held various positions at Motorola, Inc. where she was involved in the development of cellular subscriber, wireless data and two-way radio products. Prior to that she marketed products for AT&T's transmission products division.

        Teltrend Inc., based in suburban Chicago, designs, manufactures and markets a broad range of local loop provisioning products used by telephone companies to provide voice and data services over the telephone network. The company's products are sold to the Regional Bell Operating Companies, GTE, Sprint, and other telephone companies.